Charter Announces Third Quarter 2026 Results and Launches New Operating Model

New operating model designed to return Charter to growth and transform organization for speed and efficiency.

Will strengthen core Internet offerings and leverage differentiated mobile and video products to drive customer growth and maximize revenue per passing.

Announces new $2 billion in annualized expense savings plan, in addition to the over $1 billion in planned Cox Transactions synergies.

STAMFORD, Connecticut - November 6, 2026 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2026, and announced a new operating model designed to return the Company to growth, unlock the full potential of its expanded scale following its acquisition of Cox Communications and capitalize on the market growth in demand for data.

"With the combination of Charter and Cox, we have the scale and network capabilities to connect more Americans than ever before," said Chris Winfrey, President and CEO of Charter. "We are America’s Internet Company® and our purpose is Connecting Gigabit America. Today, we are announcing decisive steps to unlock our full potential."

Winfrey continued, "We are fundamentally rethinking how we operate and compete, with a renewed focus on delivering the best products and services. We will return Charter to Internet customer growth and transform Charter into a simpler, faster, more agile organization – and reignite our culture to win. We have the assets and competitive advantages to succeed and are moving with urgency to deliver more value for our customers and stronger results for our investors."

New Operating Model Centered on Growth and Efficiency

Charter is reformulating its go-to-market approach for its core Internet offering, marketing and distribution, and will further leverage its differentiated mobile and video products to drive growth and provide greater value for customers. This new operating model is focused on accelerating new customer connects as well as improving retention and customer satisfaction with improved execution of its service delivery. By delivering added value and improving its service reputation, Charter will deepen customer relationships and maximize revenue per passing over the long term.

In parallel, Charter is undertaking a fundamental redesign of how it operates, reducing complexity, accelerating decision-making and focusing resources on the activities that contribute most directly to growth and stronger performance. As part of this transformation, the Company is targeting $2 billion in annualized run-rate operating expense savings over the next 18 months, in addition to more than $1 billion in anticipated Cox Transactions synergies.

The savings program will focus on eliminating nonessential activities, simplifying organizational structures and driving greater efficiencies through vendor partnerships. Together, these initiatives are expected to strengthen Charter's competitive position, drive improved financial performance and support significantly higher free cash flow generation over time.

Cox Transactions Completed, Adding Significant Opportunity for Charter’s Growth

On August 19, 2026, Charter completed its transactions between the Company and Cox Communications, Inc. ("Cox Communications") (the "Cox Transactions"). The Cox Transactions added more than 11 million passings and over 5 million customer relationships, making Charter the nation's leading Internet and video provider. The acquisition expands Charter's presence in attractive, high-growth markets, including Phoenix and Las Vegas, and complementary markets across the country, creating significant opportunities to increase residential and small business customer penetration.

•In this release, actual results reflect the operations of Charter for the three and nine months ended September 30, 2026 and Cox Communications for the period from August 20, 2026 through September 30, 2026.

•Pro forma results present the Cox Transactions as if they had closed on January 1, 2024 and include the operations of Charter and Cox Communications for the full three and nine months ended September 30, 2026.

On September 16, 2026, Charter launched Spectrum's products, pricing and packaging across the legacy Cox footprint, bringing its Internet, mobile and video offerings to more than 11 million homes and businesses. Since launch, Charter has seen strong demand from consumers and an improvement in customer trends across the legacy Cox footprint.

Third Quarter 2026 Results and Highlights

•On a pro forma basis, third quarter Spectrum MobileTM lines1 increased by 508,000 and by 1.8 million over the last twelve months. Legacy Charter added 440,000 mobile lines during the quarter. As of September 30, 2026, Charter served 13.5 million mobile lines.

•Spectrum Internet® customers declined by 233,000 on a pro forma basis during the third quarter, including a decline of 156,000 Internet customers at legacy Charter and 77,000 at legacy Cox. As of September 30, 2026, Charter served 34.3 million Internet customers.

•On a pro forma basis, video customers decreased by 77,000 in the third quarter compared to a decline of 121,000 in the prior-year period, and declined by 256,000, or 1.8%, over the last twelve months. During the third quarter, legacy Charter lost 38,000 video customers. As of September 30, 2026, Charter served 13.8 million video customers.

•As of September 30, 2026, Spectrum customer relationships totaled 36.7 million and connectivity customers totaled 35.4 million.

•Pro forma third quarter revenue of $16.5 billion declined 1.5% year-over-year, primarily driven by lower residential revenue. On an actual basis, third quarter revenue of $14.9 billion increased 9.1% year-over-year, primarily driven by the Cox Transactions.

•Pro forma third quarter net loss attributable to Charter shareholders totaled $2.1 billion, while on an actual basis, net loss attributable to Charter shareholders totaled $2.4 billion, with both results primarily driven by a $6.3 billion franchise impairment charge.

•Pro forma third quarter Adjusted EBITDA2 of $6.6 billion declined 4.0% year-over-year and 3.0% excluding transition expenses. On an actual basis, third quarter Adjusted EBITDA of $5.9 billion grew 6.9% year-over-year, primarily driven by the Cox Transactions.

•On a pro forma basis, third quarter capital expenditures declined to $3.2 billion from $3.6 billion in the prior-year period. On an actual basis, capital expenditures totaled $3.0 billion.

•Third quarter actual net cash flows from operating activities of $4.0 billion versus $4.5 billion in the prior year driven by timing of cash tax payments year-over-year and one-time cash costs related to the Cox Transactions.

•Third quarter actual free cash flow2 of $674 million declined $947 million versus the prior year, primarily due to lower net cash flows from operating activities and an unfavorable change in accrued expenses related to capital expenditures.

•During the quarter, Charter exchanged $5.5 billion in aggregate principal amount of secured notes for a combination of approximately $4.0 billion in cash and new secured notes, resulting in approximately $1.5 billion in deleveraging, and repaid $1.0 billion of legacy Cox notes at maturity.

1.Unless otherwise specified, customer data represents residential and small business customers for legacy Charter and residential customers only for legacy Cox.
2.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	Actual	Pro Forma
	September 30, 2026 (e)	September 30, 2025 (e)	Y/Y Change
Footprint
Estimated Passings (f)	70,706	69,156	2.2%
Customer Relationships (g)
Residential	34,476	35,419	(2.7)%
Small Business (h)	2,215	2,239	(1.1)%
Total Customer Relationships	36,691	37,658	(2.6)%
Residential	(230)	(152)	(78)
Small Business (h)	(8)	(2)	(6)
Pro forma total Customer Relationships Quarterly Net Additions	(238)	(154)	(84)
Total Customer Relationship Penetration of Estimated Passings (i)	51.9%	54.5%	(2.6) ppts
Pro forma Monthly Residential Revenue per Residential Customer (j)	$117.85	$119.71	(1.6)%
Monthly Small Business Revenue per Small Business Customer (h)(k)	$163.74	$161.97	1.1%
Residential Customer Relationships Penetration (l)
One Product Penetration	50.8%	52.0%	(1.2) ppts
Two Product Penetration	33.1%	31.9%	1.2 ppts
Three or More Product Penetration	16.2%	16.0%	0.2 ppts
Connectivity (m)
Residential	33,294	34,084	(2.3)%
Small Business (h)	2,064	2,077	(0.6)%
Total Connectivity Customers	35,358	36,161	(2.2)%
Residential	(190)	(107)	(83)
Small Business (h)	(5)	1	(6)
Pro forma total Connectivity Quarterly Net Additions	(195)	(106)	(89)
Internet
Residential	32,289	33,173	(2.7)%
Small Business (h)	2,025	2,039	(0.7)%
Total Internet Customers	34,314	35,212	(2.5)%
Residential	(228)	(170)	(58)
Small Business (h)	(5)	(1)	(4)
Pro forma total Internet Quarterly Net Additions	(233)	(171)	(62)
Mobile Lines (n)
Residential	12,992	11,282	15.2%
Small Business (h)	460	374	22.8%
Total Mobile Lines	13,452	11,656	15.4%
Residential	489	494	(5)
Small Business (h)	19	20	(1)
Pro forma total Mobile Lines Quarterly Net Additions	508	514	(6)
Video (o)
Residential	13,298	13,519	(1.6)%
Small Business (h)	503	538	(6.5)%
Total Video Customers	13,801	14,057	(1.8)%
Residential	(66)	(115)	49
Small Business (h)	(11)	(6)	(5)
Pro forma total Video Quarterly Net Additions	(77)	(121)	44
Voice
Residential	4,952	5,730	(13.6)%
Small Business (h)	1,191	1,219	(2.3)%
Total Voice Customers	6,143	6,949	(11.6)%

In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 11 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Third Quarter Performance Highlights

On September 16, 2026, Charter launched Spectrum Day across the legacy Cox footprint, introducing Spectrum’s products, pricing and packaging to more than 11 million homes and businesses. Customers in legacy Cox markets now have access to Internet with no data caps, a year of free Spectrum Mobile for eligible customers, a $1,000 Savings Guarantee for customers who bundle Internet and two Mobile lines and TV plans with up to $132 per month in streaming app value. Customers will also benefit from Spectrum’s Customer Commitment, supported by 100% U.S.-based employees, with Spectrum fully returning legacy Cox’s customer service function to the U.S. over the next 18 months. Since launch, Charter has seen strong demand from consumers and an improvement in customer trends across the legacy Cox footprint.

On a pro forma basis, third quarter Internet customers decreased by 233,000, compared to a decline of 171,000 during the third quarter of 2025. Legacy Charter lost 156,000 Internet customers versus a loss of 109,000 during the third quarter of 2025. Spectrum increasingly offers symmetrical and multi-gigabit Internet speeds across its entire footprint and has launched symmetrical Internet service in several markets. In February 2026, Spectrum launched its Invincible WiFiTM product, a tri-band advanced WiFi 7 router that integrates 5G cellular and battery backup to keep customers seamlessly and fully connected during a power outage or network disruption. In the first quarter of 2026, Spectrum launched its $1,000 savings guarantee; new or existing Spectrum Internet customers switching two or more mobile lines from Verizon, AT&T or T-Mobile are guaranteed $1,000 of savings in their first year, or Spectrum will cover the difference.

During the third quarter of 2026, Charter added 508,000 mobile lines on a pro forma basis, compared to an increase of 514,000 during the third quarter of 2025. Legacy Charter added 440,000 mobile lines versus an increase of 482,000 during the third quarter of 2025. Spectrum Mobile has faster wireless speeds than the competition (AT&T, T-Mobile, Verizon).1

Video customers decreased by 77,000 in the third quarter of 2026 on a pro forma basis, compared to a decline of 121,000 in the third quarter of 2025. Legacy Charter lost 38,000 video customers versus a loss of 70,000 during the third quarter of 2025, with the improvement driven by benefits from the inclusion of programmers' streaming applications in Spectrum's expanded basic video packages and simplified pricing and packaging.

Spectrum Stream TV video customers now receive up to approximately $132 per month of programmers' streaming application retail value at no extra cost, including the ad-supported versions of Disney+, Hulu, ESPN Unlimited, HBO Max, Paramount+, Peacock, AMC+, ViX, Tennis Channel, Fox One and Discovery+. Beginning in June 2026, Spectrum customers can purchase ad-supported and ad-free versions of Netflix through Spectrum App Central. Spectrum App Central is an innovative digital marketplace where Spectrum TV customers can activate, manage and upgrade the streaming apps included with their video plans. Spectrum App Central also allows Spectrum customers without a traditional TV package to purchase and manage streaming apps à la carte.

Charter continues to work with federal, state and local governments to bring Spectrum Internet to unserved and underserved communities. During the third quarter of 2026, legacy Charter activated 116,000 subsidized rural passings. Within legacy Charter's subsidized rural footprint, total customer relationships increased by 48,000 in the third quarter of 2026.

1.Based on Download Speeds among top 5 national providers in Opensignal USA, Converged Experience, April 2026.

Third Quarter Financial Results
(in millions)

	Three Months Ended September 30,
	2026	2025		2026	2025
	Pro Forma	Pro Forma	% Change	Actual	Actual	% Change
Revenues:
Internet	$7,097	$7,366	(3.7)%	$6,395	$5,971	7.1%
Mobile service	1,158	987	17.3%	1,134	954	18.9%
Connectivity	8,255	8,353	(1.2)%	7,529	6,925	8.7%
Video	3,609	4,003	(9.8)%	3,292	3,389	(2.9)%
Voice	366	393	(6.8)%	340	332	2.6%
Residential revenue	12,230	12,749	(4.1)%	11,161	10,646	4.8%
Legacy Charter small business	1,090	1,088	0.1%	1,090	1,088	0.1%
Legacy Charter mid-market & large business	762	747	2.1%	762	747	2.1%
Legacy Cox Communications business	839	848	(1.1)%	397	—	n/a
Commercial revenue	2,691	2,683	0.3%	2,249	1,835	22.6%
Advertising sales	487	403	21.0%	460	356	29.2%
Other	1,097	929	18.1%	1,052	835	26.0%
Total Revenues	$16,505	$16,764	(1.5)%	$14,922	$13,672	9.1%

Net income (loss) attributable to Charter shareholders	$(2,079)	$952	(318.4)%	$(2,397)	$1,137	(310.8)%
Net income (loss) attributable to Charter shareholders margin	(12.6)%	5.7%		(16.1)%	8.3%

Adjusted EBITDA[1]	$6,587	$6,862	(4.0)%	$5,943	$5,561	6.9%
Adjusted EBITDA margin	39.9%	40.9%		39.8%	40.7%

Capital expenditures	$3,235	$3,642	(11.2)%	$3,027	$3,051	(0.8)%

Net cash flows from operating activities				$4,027	$4,480	(10.1)%
Free cash flow[1]				$674	$1,621	(58.4)%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Revenues

On a pro forma basis, third quarter revenue decreased by 1.5% year-over-year to $16.5 billion, driven by lower residential video revenue mostly due to higher costs allocated to programmer streaming applications and netted within video revenue and lower residential Internet revenue, partly offset by higher mobile device revenue, an increase in residential mobile service revenue and higher advertising sales revenue. Excluding advertising sales revenue and costs allocated to programmer streaming applications and netted within video revenue, third quarter total revenue declined by 1.0% year-over-year on a pro forma basis. On an actual basis, third quarter revenue increased by 9.1% year-over-year to $14.9 billion, driven by the Cox Transactions.

Pro forma residential revenue totaled $12.2 billion in the third quarter, a decrease of 4.1% year-over-year, driven by a year-over-year decline in residential customers of 2.7% and a decrease in monthly residential revenue per residential customer of 1.6%. Excluding costs allocated to programmer streaming applications and netted within video revenue, residential revenue declined by 2.6% on a pro forma basis. On an actual basis, residential revenue totaled $11.2 billion in the third quarter, an increase of 4.8% year-over-year, driven by the Cox Transactions.

Third quarter pro forma 2026 monthly residential revenue per residential customer totaled $117.85, a decrease of 1.6% compared to the prior year period. The decline was driven by pricing and packaging mix within Charter's customer base, $286 million of costs allocated to programmer streaming applications and netted within video revenue versus $106 million in the prior year period and a decline in video customers during the last year, partly offset by the growth of Spectrum Mobile. Excluding costs allocated to programmer streaming applications and netted within video revenue, monthly residential revenue per residential customer decreased 0.1% compared to the prior year period on a pro forma basis.

On a pro forma basis, Internet revenue declined 3.7% year-over-year to $7.1 billion, driven by a decline in Internet customers year-over-year and pricing and packaging mix within Charter's customer base, partly offset by more favorable bundled revenue allocation year-over-year, promotional rate step-ups and rate adjustments. On an actual basis, Internet revenue increased 7.1% year-over-year to $6.4 billion, driven by the Cox Transactions.

Pro forma third quarter mobile service revenue totaled $1.2 billion, an increase of 17.3% year-over-year, driven by mobile line growth and rate adjustments. On an actual basis, third quarter mobile service revenue totaled $1.1 billion, an increase of 18.9% year-over-year, driven by the Cox Transactions.

Pro forma video revenue totaled $3.6 billion in the third quarter, a decrease of 9.8% compared to the prior year period, driven by $286 million of costs allocated to programmer streaming applications and netted within video revenue versus $106 million in the prior year period, more unfavorable bundled revenue allocation year-over-year, a higher mix of lower priced video packages within Charter's video customer base and a decline in video customers during the last year, partly offset by promotional rate step-ups and video rate adjustments that pass through programmer rate increases. Excluding costs allocated to programmer streaming applications and netted within video revenue, video revenue declined 5.2% year-over-year. On an actual basis, video revenue totaled $3.3 billion in the third quarter, a decrease of 2.9% compared to the prior year period, with the Cox Transactions partly offsetting the decrease.

On a pro forma basis, voice revenue decreased by 6.8% year-over-year to $366 million, driven by a decline in wireline voice customers, partly offset by voice rate adjustments. On an actual basis, voice revenue increased by 2.6% year-over-year to $340 million, driven by the Cox Transactions.

On a pro forma basis, commercial revenue increased by 0.3% year-over-year to $2.7 billion, driven by legacy Charter mid-market and large business revenue growth of 2.1% year-over-year, partly offset by a decline in legacy Cox business revenue of 1.1%. On an actual basis, commercial revenue increased by 22.6% year-over-year to $2.2 billion, driven by the Cox Transactions.
Pro forma third quarter advertising sales revenue of $487 million increased by 21.0% compared to the year-ago quarter, primarily driven by higher political advertising revenue. On a pro forma basis, excluding political advertising revenue in both periods, advertising sales revenue decreased by 5.2% year-over-year driven by lower linear advertising revenue, partly offset by higher streaming advertising revenue. On an actual basis, third quarter advertising sales revenue of $460 million increased by 29.2% compared to the year-ago quarter, primarily driven by higher political advertising revenue and the Cox Transactions.

On a pro forma basis, other revenue totaled $1.1 billion in the third quarter, an increase of 18.1% compared to the third quarter of 2025, primarily driven by higher mobile device sales. On an actual basis, other revenue totaled $1.1 billion in the third quarter, an increase of 26.0% compared to the third quarter of 2025, primarily driven by higher mobile device sales and the Cox Transactions.

Operating Costs and Expenses

On a pro forma basis, third quarter total operating costs and expenses increased 0.2% year-over-year to $9.9 billion, primarily driven by higher other costs of revenue, offset by lower programming costs. On an actual basis, third quarter total operating costs and expenses increased by 10.7% year-over-year, primarily driven by the Cox Transactions.

On a pro forma basis, third quarter programming costs decreased by $271 million, or 10.3% as compared to the third quarter of 2025, reflecting $286 million of costs allocated to programmer streaming applications and netted within video revenue versus $106 million in the prior year period, fewer video customers and a higher mix of lower cost packages within Charter's video customer base, partly offset by contractual programming rate increases and renewals.

Other costs of revenue increased by $295 million, or 15.0% year-over-year, on a pro forma basis, primarily driven by higher mobile device sales, higher mobile service direct costs and higher advertising sales costs given higher political revenue.

On a pro forma basis, field and technology operations expenses increased by $62 million, or 3.8% year-over-year, primarily driven by higher vehicle fuel costs, higher labor expense and higher pole rent.

Customer operations expenses decreased by $18 million, or 1.9% year-over-year, on a pro forma basis, driven by lower labor expense.

Marketing and residential sales expenses decreased by $21 million or 1.8% year-over-year, on a pro forma basis, due to lower marketing expenses from cost savings, despite higher marketing activity.

Transition expenses, which represent incremental costs incurred for the integration of the Cox Transactions, totaled $76 million.

On a pro forma basis, other expenses decreased by $103 million, or 6.3% as compared to the third quarter of 2025, primarily driven by lower labor expense.

Net Income (Loss) Attributable to Charter Shareholders

Pro forma net loss attributable to Charter shareholders totaled $2.1 billion in the third quarter of 2026 compared to net income of $1.0 billion in the third quarter of 2025. The year-over-year decline in pro forma net income was primarily driven by an impairment of franchises of $6.3 billion, partly offset by a gain on extinguishment of debt related to debt exchanges of $1.4 billion, lower net income attributable to noncontrolling interest and lower income tax expense. On an actual basis, net loss attributable to Charter shareholders totaled $2.4 billion in the third quarter of 2026 compared to net income of $1.1 billion in the third quarter of 2025, primarily driven by the aforementioned factors.

Actual net loss per basic common share attributable to Charter shareholders totaled $20.50 in the third quarter of 2026 compared to income of $8.50 during the same period last year. The change was primarily the result of the factors described above as well as a 12.6% decrease in basic weighted average common shares outstanding versus the prior year period.

Adjusted EBITDA

Third quarter pro forma Adjusted EBITDA of $6.6 billion declined by 4.0% year-over-year, reflecting a decline in revenue of 1.5% and an increase in operating costs and expenses of 0.2%. Excluding transition expenses, pro forma Adjusted EBITDA declined 3.0% year-over-year. On an actual basis, third quarter Adjusted EBITDA of $5.9 billion increased by 6.9% year-over-year due to the Cox Transactions.

Capital Expenditures

Pro forma capital expenditures totaled $3.2 billion in the third quarter of 2026, compared to $3.6 billion in the prior year period, given lower line extension spend and lower scalable infrastructure spend, partly offset by higher upgrade/rebuild (primarily network evolution). On an actual basis, capital expenditures totaled $3.0 billion in the third quarter of 2026, compared to $3.1 billion in the third quarter of 2025.

Charter expects pro forma full year 2026 capital expenditures, excluding transition capital expenditures, to total approximately $13.0 billion. The actual amount of capital expenditures in 2026 will depend on a number of factors including, but not limited to, the pace of Charter's network evolution and expansion initiatives, supply chain timing and growth rates in Charter's residential and commercial businesses.

Cash Flow and Free Cash Flow

During the third quarter of 2026, actual net cash flows from operating activities totaled $4.0 billion, a decrease from $4.5 billion in the prior year. The year-over-year decrease was driven by timing of cash tax payments and one-time cash costs related to the Cox Transactions.

Actual free cash flow in the third quarter of 2026 totaled $674 million, a decrease of $947 million compared to the third quarter of 2025. The year-over-year decrease in free cash flow was driven by lower net cash flows from operating activities and an unfavorable change in accrued expenses related to capital expenditures.

Liquidity & Financing

As of September 30, 2026, total principal amount of debt was $108.6 billion and Charter's credit facilities provided approximately $2.4 billion of additional liquidity in excess of Charter's $573 million cash position.

During the three months ended September 30, 2026, Charter Communications Operating, LLC ("Charter Operating") and Charter Communications Operating Capital Corp. jointly issued $1.75 billion of 6.050% senior secured notes due February 2032 at a price of 99.839% of the aggregate principal amount, $1.0 billion of 6.600% senior secured notes due February 2034 at a price of 99.896% of the aggregate principal amount, $1.0 billion of 6.950% senior secured notes due August 2036 at a price of 99.937% of the aggregate principal amount and $1.0 billion of 7.850% senior secured notes due August 2056 at a price of 99.921% of the aggregate principal amount. The net proceeds were used to pay the cash consideration for the Cox Transactions and for general corporate purposes, including to repay certain indebtedness and to pay related fees and expenses.

During the three months ended September 30, 2026, Charter Operating, Charter Communications Operating Capital Corp. and Time Warner Cable, LLC exchanged approximately $5.5 billion in aggregate principal amount of various series of senior secured notes for a combination of $622 million in cash and approximately $1.7 billion of 7.087% senior secured notes due September 2038 issued at par and approximately $1.7 billion of 7.337% senior secured notes due September 2041 issued at par.

Share Repurchases

During the third quarter, Charter purchased 139,807 shares of Charter Class A common stock for $19 million.

Webcast

Charter will host a webcast on Friday, November 6, 2026 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2026, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income (loss) attributable to Charter shareholders plus net income (loss) attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, impairment of franchises, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as restructuring costs, special charges, merger and acquisition costs and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $377 million and $1.1 billion for the three and nine months ended September 30, 2026, respectively, and $350 million and $1.1 billion for the three and nine months ended September 30, 2025, respectively.

About Charter
Charter Communications, Inc. (NASDAQ: CHTR, CHTRP), through its Spectrum brand, is the leading internet and video provider in the nation and the fastest growing mobile company in our footprint, with services available to more than 70 million homes and businesses across 45 states. Supported by our 100% U.S.-based employees,* we are America's Internet Company®.

More information about Charter can be found at corporate.charter.com.

*At close of the Cox acquisition, Spectrum announced that over the next 18 months, it will fully return legacy Cox's customer service function to the U.S.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” "future," “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, mobile, video, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless and satellite broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn;
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs including in connection with our network evolution and rural construction initiatives;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•the ability to hire and retain key personnel;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions;
•our ability to achieve the cost synergies and growth opportunities contemplated by the Cox Transactions;
•our ability to promptly, efficiently and effectively integrate acquired operations;
•changes in our or legacy Cox Communications operations' businesses, future cash requirements, capital requirements, results of operations, revenues, financial condition and/or cash flows;
•disruption in our business relationships as a result of the Cox Transactions; and

•the increase in indebtedness as a result of the Cox Transactions and the Liberty Broadband Transaction, which will increase interest expense and may decrease our operating flexibility.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve Months Ended September 30,
	2026	2025	2026	2025	2026	2025
	Actual	Actual	Actual	Actual	Actual	Actual
Net income (loss) attributable to Charter shareholders	$(2,397)	$1,137	$58	$3,655	$1,390	$5,121
Plus: Net income (loss) attributable to noncontrolling interest	(302)	179	130	565	344	775
Interest expense, net	1,341	1,268	3,873	3,772	5,143	5,046
Income tax (benefit) expense	(803)	418	137	1,277	552	1,647
Depreciation and amortization	2,621	2,160	7,029	6,517	9,223	8,685
Impairment of franchises	6,326	—	6,326	—	6,326	—
(Gain) loss on extinguishment of debt	(1,391)	28	(1,630)	28	(1,630)	36
Stock compensation expense	177	151	518	530	661	668
Other, net	371	220	588	673	711	799
Adjusted EBITDA (a)	$5,943	$5,561	$17,029	$17,017	$22,720	$22,777

Net cash flows from operating activities	$4,027	$4,480	$12,256	$12,316	$16,017	$15,776
Less: Purchases of property, plant and equipment	(3,027)	(3,051)	(8,753)	(8,324)	(12,088)	(11,386)
Change in accrued expenses related to capital expenditures	(326)	192	(488)	239	(141)	825
Free cash flow (a)	$674	$1,621	$3,015	$4,231	$3,788	$5,215

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve Months Ended September 30,
	2026	2025	2026	2025	2026	2025
	Pro Forma (b)	Pro Forma (b)	Pro Forma (b)	Pro Forma (b)	Pro Forma (b)	Pro Forma (b)
Net income (loss) attributable to Charter shareholders	$(2,079)	$952	$(5)	$3,039	$(1,948)	$4,127
Plus: Net income (loss) attributable to noncontrolling interest	(634)	625	726	1,950	(218)	2,585
Interest expense, net	1,462	1,523	4,507	4,544	6,032	6,078
Income tax (benefit) expense	(697)	356	117	1,071	(560)	1,315
Depreciation and amortization	3,044	2,993	9,008	9,016	12,035	12,073
Impairment of franchises	6,326	—	6,326	—	11,930	—
(Gain) loss on extinguishment of debt	(1,391)	28	(1,630)	28	(1,630)	36
Stock compensation expense	177	151	518	530	661	668
Other, net	379	234	743	805	997	1,124
Adjusted EBITDA (a)	$6,587	$6,862	$20,310	$20,983	$27,299	$28,006
Plus: Transition expenses (c)	76	4	165	4	180	4
Adjusted EBITDA (a) excluding transition expenses (c)	$6,663	$6,866	$20,475	$20,987	$27,479	$28,010

The above schedules are presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

See footnotes on page 11.

Addendum to Charter Communications, Inc. Third Quarter 2026 Earnings Release

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025		2026	2025
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Internet	$6,395	$5,971	7.1%	$18,023	$17,870	0.9%
Mobile service	1,134	954	18.9%	3,281	2,789	17.6%
Connectivity	7,529	6,925	8.7%	21,304	20,659	3.1%
Video	3,292	3,389	(2.9)%	9,693	10,457	(7.3)%
Voice	340	332	2.6%	1,009	1,034	(2.4)%
Residential revenue	11,161	10,646	4.8%	32,006	32,150	(0.4)%
Legacy Charter small business	1,090	1,088	0.1%	3,284	3,272	0.3%
Legacy Charter mid-market & large business	762	747	2.1%	2,272	2,221	2.3%
Legacy Cox Communications business	397	—	n/a	397	—	n/a
Commercial revenue	2,249	1,835	22.6%	5,953	5,493	8.4%
Advertising sales	460	356	29.2%	1,234	1,067	15.7%
Other	1,052	835	26.0%	2,852	2,463	15.8%
Total Revenues	14,922	13,672	9.1%	42,045	41,173	2.1%

COSTS AND EXPENSES:
Programming	2,129	2,184	(2.5)%	6,252	6,739	(7.2)%
Other costs of revenue	2,108	1,677	25.7%	5,710	4,912	16.2%
Field and technology operations	1,520	1,329	14.4%	4,091	3,903	4.9%
Customer operations	824	798	3.3%	2,375	2,347	1.2%
Marketing and residential sales	1,034	976	5.9%	2,880	2,883	(0.1)%
Transition expenses (c)	76	4	n/a	165	4	n/a
Other expense (d)	1,288	1,143	12.7%	3,543	3,368	5.1%
Total operating costs and expenses (d)	8,979	8,111	10.7%	25,016	24,156	3.6%

Adjusted EBITDA (a)	$5,943	$5,561	6.9%	$17,029	$17,017	0.1%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding. See footnotes on page 11.
Addendum to Charter Communications, Inc. Third Quarter 2026 Earnings Release

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025		2026	2025
	Pro Forma (b)	Pro Forma (b)	% Change	Pro Forma (b)	Pro Forma (b)	% Change
REVENUES:
Internet	$7,097	$7,366	(3.7)%	$21,449	$22,168	(3.3)%
Mobile service	1,158	987	17.3%	3,384	2,877	17.6%
Connectivity	8,255	8,353	(1.2)%	24,833	25,045	(0.9)%
Video	3,609	4,003	(9.8)%	11,210	12,352	(9.2)%
Voice	366	393	(6.8)%	1,141	1,226	(6.9)%
Residential revenue	12,230	12,749	(4.1)%	37,184	38,623	(3.7)%
Legacy Charter small business	1,090	1,088	0.1%	3,284	3,272	0.3%
Legacy Charter mid-market & large business	762	747	2.1%	2,272	2,221	2.3%
Legacy Cox Communications business	839	848	(1.1)%	2,537	2,526	0.4%
Commercial revenue	2,691	2,683	0.3%	8,093	8,019	0.9%
Advertising sales	487	403	21.0%	1,376	1,218	13.0%
Other	1,097	929	18.1%	3,067	2,755	11.3%
Total Revenues	16,505	16,764	(1.5)%	49,720	50,615	(1.8)%

COSTS AND EXPENSES:
Programming	2,346	2,617	(10.3)%	7,318	8,119	(9.9)%
Other costs of revenue	2,268	1,973	15.0%	6,459	5,806	11.3%
Field and technology operations	1,680	1,618	3.8%	4,816	4,787	0.6%
Customer operations	882	900	(1.9)%	2,628	2,653	(1.0)%
Marketing and residential sales	1,128	1,149	(1.8)%	3,301	3,402	(2.9)%
Transition expenses (c)	76	4	n/a	165	4	n/a
Other expense (d)	1,538	1,641	(6.3)%	4,723	4,861	(2.9)%
Total operating costs and expenses (d)	9,918	9,902	0.2%	29,410	29,632	(0.7)%

Adjusted EBITDA (a)	$6,587	$6,862	(4.0)%	$20,310	$20,983	(3.2)%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding. See footnotes on page 11.
Addendum to Charter Communications, Inc. Third Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	Actual	Actual	Actual	Actual
REVENUES	$14,922	$13,672	$42,045	$41,173

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	9,156	8,262	25,534	24,686
Depreciation and amortization	2,621	2,160	7,029	6,517
Impairment of franchises	6,326	—	6,326	—
Other operating expenses, net	345	119	411	323
	18,448	10,541	39,300	31,526
Income (loss) from operations	(3,526)	3,131	2,745	9,647

OTHER INCOME (EXPENSES):
Interest expense, net	(1,341)	(1,268)	(3,873)	(3,772)
Other income (expenses), net	1,365	(129)	1,453	(378)
	24	(1,397)	(2,420)	(4,150)
Income (loss) before income taxes	(3,502)	1,734	325	5,497
Income tax benefit (expense)	803	(418)	(137)	(1,277)
Consolidated net income (loss)	(2,699)	1,316	188	4,220
Less: Net (income) loss attributable to noncontrolling interests	302	(179)	(130)	(565)
Net income (loss) attributable to Charter shareholders	$(2,397)	$1,137	$58	$3,655

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$(20.50)	$8.50	$0.48	$26.52
Diluted	$(20.50)	$8.34	$0.38	$25.95
Weighted average common shares outstanding, basic	116,944,459	133,763,886	120,820,024	137,825,025
Weighted average common shares outstanding, diluted	116,944,459	136,395,133	137,548,849	140,826,301

Addendum to Charter Communications, Inc. Third Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	Pro Forma (b)	Pro Forma (b)	Pro Forma (b)	Pro Forma (b)
REVENUES	$16,505	$16,764	$49,720	$50,615

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	10,095	10,053	29,928	30,162
Depreciation and amortization	3,044	2,993	9,008	9,016
Impairment of franchises	6,326	—	6,326	—
Other operating expenses, net	353	131	563	396
	19,818	13,177	45,825	39,574
Income (loss) from operations	(3,313)	3,587	3,895	11,041

OTHER INCOME (EXPENSES):
Interest expense, net	(1,462)	(1,523)	(4,507)	(4,544)
Other income (expenses), net	1,365	(131)	1,450	(437)
	(97)	(1,654)	(3,057)	(4,981)
Income (loss) before income taxes	(3,410)	1,933	838	6,060
Income tax benefit (expense)	697	(356)	(117)	(1,071)
Consolidated net income (loss)	(2,713)	1,577	721	4,989
Less: Net (income) loss attributable to noncontrolling interests	634	(625)	(726)	(1,950)
Net income (loss) attributable to Charter shareholders	$(2,079)	$952	$(5)	$3,039

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$(17.78)	$7.12	$(0.04)	$22.05
Diluted	$(17.78)	$6.98	$(0.04)	$21.58
Weighted average common shares outstanding, basic	116,944,459	133,763,886	120,820,024	137,825,025
Weighted average common shares outstanding, diluted	116,944,459	136,395,133	120,820,024	140,826,301

Addendum to Charter Communications, Inc. Third Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31
	2026	2025
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$573	$477
Accounts receivable, net	4,396	3,680
Prepaid expenses and other current assets	1,249	987
Total current assets	6,218	5,144

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	62,786	46,444
Customer relationships, net	6,091	440
Franchises	67,915	67,471
Goodwill	29,748	29,710
Total investment in cable properties, net	166,540	144,065

OTHER NONCURRENT ASSETS	5,707	5,004

Total assets	$178,465	$154,213

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued and other current liabilities	$14,644	$12,556
Current portion of long-term debt	1,990	750
Total current liabilities	16,634	13,306

LONG-TERM DEBT	105,062	94,006
EQUIPMENT INSTALLMENT PLAN FINANCING FACILITY	1,696	1,447
DEFERRED INCOME TAXES	18,819	19,841
OTHER LONG-TERM LIABILITIES	6,434	5,094

SHAREHOLDERS' EQUITY:
Controlling interest	10,983	16,054
Noncontrolling interests	18,837	4,465
Total shareholders' equity	29,820	20,519

Total liabilities and shareholders' equity	$178,465	$154,213

Addendum to Charter Communications, Inc. Third Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$(2,699)	$1,316	$188	$4,220
Adjustments to reconcile consolidated net income (loss) to net cash flows from operating activities:
Depreciation and amortization	2,621	2,160	7,029	6,517
Impairment of franchises	6,326	—	6,326	—
(Gain) loss on extinguishment of debt	(1,391)	28	(1,630)	28
Stock compensation expense	177	151	518	530
Noncash interest, net	24	7	36	22
Deferred income taxes	(1,020)	852	(603)	772
Other, net	33	120	186	470
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(80)	(48)	(216)	(334)
Prepaid expenses and other assets	(288)	(186)	(284)	(355)
Accounts payable, accrued liabilities and other	324	80	706	446
Net cash flows from operating activities	4,027	4,480	12,256	12,316

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,027)	(3,051)	(8,753)	(8,324)
Change in accrued expenses related to capital expenditures	(326)	192	(488)	239
Purchase of businesses and asset acquisitions	(4,158)	—	(4,158)	—
Other, net	(27)	(298)	(312)	(497)
Net cash flows from investing activities	(7,538)	(3,157)	(13,711)	(8,582)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	13,400	6,903	25,010	12,019
Borrowings of equipment installment plan financing facility	99	59	247	292
Repayments of long-term debt	(9,041)	(6,128)	(21,149)	(10,921)
Payments for debt issuance costs	(53)	(16)	(83)	(17)
Purchase of treasury stock (including the Liberty Broadband Transaction)	(21)	(2,113)	(1,899)	(4,366)
Proceeds from exercise of stock options	—	1	13	20
Purchase of noncontrolling interest	—	(121)	—	(373)
Distributions to noncontrolling interest	(25)	—	(47)	(124)
Other, net	(831)	(36)	(619)	(249)
Net cash flows from financing activities	3,528	(1,451)	1,473	(3,719)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	17	(128)	18	15
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	599	649	598	506
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$616	$521	$616	$521

CASH PAID FOR INTEREST	$1,294	$1,171	$3,800	$3,610

As of September 30, 2026, June 30, 2026, December 31, 2025, September 30, 2025, June 30, 2025 and December 31, 2024, cash, cash equivalents and restricted cash includes $43 million, $90 million, $121 million, $57 million, $43 million and $47 million of restricted cash included in prepaid expenses and other current assets in the consolidated balance sheets, respectively.

Addendum to Charter Communications, Inc. Third Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	September 30, 2026 (e)	June 30, 2026 (e)	December 31, 2025 (e)	September 30, 2025 (e)
	Actual
Footprint
Estimated Passings (f)	70,706	58,981	58,399	57,940
Customer Relationships (g)
Residential	34,476	29,276	29,609	29,734
Small Business (h)	2,215	2,223	2,237	2,239
Total Customer Relationships	36,691	31,499	31,846	31,973

Residential	5,200	(176)	(125)	(85)
Small Business (h)	(8)	(8)	(2)	(2)
Total Customer Relationships Quarterly Net Additions	5,192	(184)	(127)	(87)

Total Customer Relationship Penetration of Estimated Passings (i)	51.9%	53.4%	54.5%	55.2%

Monthly Residential Revenue per Residential Customer (j)	$117.12	$117.52	$117.19	$119.16
Monthly Small Business Revenue per Small Business Customer (h)(k)	$163.74	$165.27	$159.85	$161.97
Residential Customer Relationships Penetration (l)
One Product Penetration	50.8%	47.4%	48.0%	48.5%
Two Product Penetration	33.1%	35.1%	34.5%	34.1%
Three or More Product Penetration	16.2%	17.6%	17.5%	17.4%
Connectivity (m)
Residential	33,294	28,306	28,563	28,658
Small Business (h)	2,064	2,069	2,077	2,077
Total Connectivity Customers	35,358	30,375	30,640	30,735

Residential	4,988	(140)	(95)	(47)
Small Business (h)	(5)	(5)	—	1
Total Connectivity Quarterly Net Additions	4,983	(145)	(95)	(46)
Internet
Residential	32,289	27,358	27,641	27,760
Small Business (h)	2,025	2,030	2,039	2,039
Total Internet Customers	34,314	29,388	29,680	29,799

Residential	4,931	(166)	(119)	(108)
Small Business (h)	(5)	(6)	—	(1)
Total Internet Quarterly Net Additions	4,926	(172)	(119)	(109)
Mobile Lines (n)
Residential	12,992	12,099	11,370	10,964
Small Business (h)	460	441	396	374
Total Mobile Lines	13,452	12,540	11,766	11,338

Residential	893	385	406	462
Small Business (h)	19	21	22	20
Total Mobile Lines Quarterly Net Additions	912	406	428	482
Video (o)
Residential	13,298	12,010	12,072	12,023
Small Business (h)	503	514	533	538
Total Video Customers	13,801	12,524	12,605	12,561

Residential	1,288	(11)	49	(64)
Small Business (h)	(11)	(10)	(5)	(6)
Total Video Quarterly Net Additions	1,277	(21)	44	(70)
Voice
Residential	4,952	4,494	4,832	4,967
Small Business (h)	1,191	1,200	1,214	1,219
Total Voice Customers	6,143	5,694	6,046	6,186

See footnotes on page 11.
Addendum to Charter Communications, Inc. Third Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	September 30, 2026	June 30, 2026	December 31, 2025	September 30, 2025
	Pro Forma (b)
Footprint
Estimated Passings (f)	70,706	70,313	69,662	69,156
Customer Relationships (g)
Residential	34,476	34,706	35,225	35,419
Small Business (h)	2,215	2,223	2,237	2,239
Total Customer Relationships	36,691	36,929	37,462	37,658

Residential	(230)	(282)	(194)	(152)
Small Business (h)	(8)	(8)	(2)	(2)
Total Customer Relationships Quarterly Net Additions	(238)	(290)	(196)	(154)

Total Customer Relationship Penetration of Estimated Passings (i)	51.9%	52.5%	53.8%	54.5%

Monthly Residential Revenue per Residential Customer (j)	$117.85	$118.40	$118.06	$119.71
Residential Customer Relationships Penetration (l)
One Product Penetration	50.8%	51.1%	51.6%	52.0%
Two Product Penetration	33.1%	32.8%	32.3%	31.9%
Three or More Product Penetration	16.2%	16.1%	16.1%	16.0%
Connectivity (m)
Residential	33,294	33,484	33,924	34,084
Small Business (h)	2,064	2,069	2,077	2,077
Total Connectivity Customers	35,358	35,553	36,001	36,161

Residential	(190)	(241)	(160)	(107)
Small Business (h)	(5)	(5)	—	1
Total Connectivity Quarterly Net Additions	(195)	(246)	(160)	(106)
Internet
Residential	32,289	32,517	32,987	33,173
Small Business (h)	2,025	2,030	2,039	2,039
Total Internet Customers	34,314	34,547	35,026	35,212

Residential	(228)	(269)	(186)	(170)
Small Business (h)	(5)	(6)	—	(1)
Total Internet Quarterly Net Additions	(233)	(275)	(186)	(171)
Mobile Lines (n)
Residential	12,992	12,503	11,718	11,282
Small Business (h)	460	441	396	374
Total Mobile Lines	13,452	12,944	12,114	11,656

Residential	489	418	436	494
Small Business (h)	19	21	22	20
Total Mobile Lines Quarterly Net Additions	508	439	458	514
Video (o)
Residential	13,298	13,364	13,528	13,519
Small Business (h)	503	514	533	538
Total Video Customers	13,801	13,878	14,061	14,057

Residential	(66)	(61)	9	(115)
Small Business (h)	(11)	(10)	(5)	(6)
Total Video Quarterly Net Additions	(77)	(71)	4	(121)
Voice
Residential	4,952	5,157	5,562	5,730
Small Business (h)	1,191	1,200	1,214	1,219
Total Voice Customers	6,143	6,357	6,776	6,949

See footnotes on page 11.
Addendum to Charter Communications, Inc. Third Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	Actual	Actual	Actual	Actual

Customer premise equipment (p)	$670	$656	$1,992	$1,722
Scalable infrastructure (q)	341	425	987	1,089
Upgrade/rebuild (r)	741	484	2,073	1,336
Support capital (s)	549	449	1,433	1,234
Capital expenditures, excluding line extensions	2,301	2,014	6,485	5,381

Subsidized rural construction line extensions	292	580	1,108	1,590
Other line extensions	434	457	1,160	1,353
Total line extensions (t)	726	1,037	2,268	2,943
Total capital expenditures	$3,027	$3,051	$8,753	$8,324

Capital expenditures included in total related to:
Commercial services	$376	$336	$955	$933
Subsidized rural construction initiative (u)	$292	$582	$1,110	$1,595
Mobile	$73	$77	$202	$189
Transition (c)	$33	$—	$70	$—

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	Pro Forma (b)	Pro Forma (b)	Pro Forma (b)	Pro Forma (b)

Customer premise equipment (p)	$705	$759	$2,171	$1,988
Scalable infrastructure (q)	385	560	1,188	1,464
Upgrade/rebuild (r)	757	520	2,148	1,438
Support capital (s)	581	549	1,597	1,558
Capital expenditures, excluding line extensions	2,428	2,388	7,104	6,448

Subsidized rural construction line extensions	292	580	1,108	1,590
Other line extensions	515	674	1,712	2,014
Total line extensions (t)	807	1,254	2,820	3,604
Total capital expenditures	$3,235	$3,642	$9,924	$10,052

Capital expenditures included in total related to:
Commercial services	$464	$479	$1,370	$1,362
Mobile	$76	$77	$209	$189

See footnotes on page 11.

Addendum to Charter Communications, Inc. Third Quarter 2026 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
FOOTNOTES

(a)Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net (income) loss attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, impairment of franchises, stock compensation expense, other (income) expenses, net and other operating (income) expenses, net such as restructuring costs, special charges, merger and acquisition costs and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.
(b)Pro forma results reflect the acquisition of Cox Communications as if it occurred as of the earliest period presented.
(c)Transition represents incremental costs incurred to prepare for the integration of Cox Communications’ operations and to bring systems and processes into a uniform operating structure.
(d)Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.
(e)We calculate the aging of customer accounts based on the monthly billing cycle for each account in accordance with our collection policies. On that basis, at September 30, 2026, June 30, 2026, December 31, 2025 and September 30, 2025, customers included approximately 101,800, 84,000, 82,300 and 87,100 customers, respectively, whose accounts were over 60 days past due, approximately 11,700, 10,100, 9,700 and 10,500 customers, respectively, whose accounts were over 90 days past due and approximately 17,700, 13,400, 13,600 and 13,200 customers, respectively, whose accounts were over 120 days past due. Past due accounts for periods prior to September 30, 2026 are for legacy Charter only.
(f)Legacy Charter passings represent an estimate of the number of units passed by legacy Charter’s cable distribution network in areas where the indicated service is offered, such as single-family homes, apartment and condominium units, as well as small business and mid-market & large business sites. Legacy Cox Communications passings are residential only and represent an estimate of the number of units passed by legacy Cox Communications’ cable distribution network in areas where the indicated service is offered, including single-family homes and apartment and condominium units. These estimates are based on the information currently available and are updated for all periods presented as new information becomes available.
(g)Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, mobile, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude legacy Charter mid-market & large business customer relationships and legacy Cox Communications business customers.
(h)Small business and mid-market & large customer statistics reflect data for legacy Charter customers only.
(i)Penetration represents customer relationships as a percentage of the applicable estimated passings.
(j)Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.
(k)Monthly small business revenue per small business customer is calculated as total small business quarterly revenue divided by three divided by average small business customer relationships during the respective quarter.
(l)One product, two product and three or more product penetration represents the number of residential customers that subscribe to one product, two products or three or more products, respectively, as a percentage of residential customer relationships.
(m)Connectivity customers represent all customers receiving our Internet and/or mobile connectivity services.
(n)Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.
(o)Video customers only include customers that purchase traditional or streaming linear video packages and exclude customers that only purchase streaming applications.
(p)Customer premise equipment includes equipment and devices located at the customer's premise used to deliver our Internet, video and voice services (e.g., modems, routers and set-top boxes), as well as installation costs.
(q)Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers or provide service enhancements (e.g., headend equipment).
(r)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including our network evolution initiative.
(s)Support capital includes costs associated with the replacement or enhancement of non-network assets (e.g., back-office systems, non-network equipment, land and buildings, vehicles, tools and test equipment).
(t)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(u)The subsidized rural construction initiative subcategory includes projects for which we are receiving subsidies from federal, state and local governments, excluding customer premise equipment and installation.
Addendum to Charter Communications, Inc. Third Quarter 2026 Earnings Release